Exhibit 99.1

Boxlight Receives Additional $750,000 Investment from The Lind Partners

Investment increases working capital required to accelerate growth

LAWRENCEVILLE, GA, Feb. 6, 2020 — Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced its entry into a funding agreement for gross proceeds of $750,000 (the “Investment”) with Lind Global Macro Fund, LP, an investment fund managed by The Lind Partners, a New York based institutional fund manager.

With this additional $750,000 Investment, Lind Global Macro Fund, LP has provided a total of $6,000,000 in net investment proceeds to Boxlight during the previous 12 months.

“We are fortunate to have a supportive investment partner during this critical stage as a company,” said Chief Executive Officer of Boxlight, Harold Bevis. “Proceeds from The Lind Partners investment will increase our working capital and allow us to execute our strategy of revenue growth and improved earnings. We are committed to increased market penetration and delivering value to our shareholders, while improving education outcomes in classrooms globally.”

“Boxlight is positioned to be a leader in K-12 education with their award-winning solution suite, experienced management team and global partner network,” said Phillip Valliere, managing director at The Lind Partners. “We are supportive of management’s vision and are committed to continue to support the company as their long term capital partner.”

The Investment is in the form of a $825,000 convertible note with a 24-month maturity, 8% APR and a fixed conversion price of $2.50 per share of Boxlight’s Class A voting common stock. Principal payments are due in 18 monthly installments beginning August 2020. Under the terms of the note, Boxlight has the right to make principal and interest payments in the form of either cash or Class A common stock.

Boxlight also has the right to prepay the convertible note at any time without penalty (the “Buy-Back Right”). Should Boxlight choose to exercise its Buy-Back Right, The Lind Group will have the option of converting 25 percent of the outstanding face value into shares of Boxlight Class A common stock.

The convertible note is secured by a lien on all Boxlight assets.

About Boxlight Corporation: Boxlight Corporation (Nasdaq: BOXL) is a leading provider of technology solutions for the global learning market. Boxlight aims to improve learning and engagement in classrooms and to help educators enhance student outcomes by developing the products they need. The company develops, sells and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

About The Lind Partners: The Lind Partners is an institutional fund manager and leading provider of growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind targets high growth sectors such as technology, biotech, clean-tech, mining and oil & gas. Founded in 2011, Lind has completed over 70 direct investments for more than $850 million in total value and has an established reputation as a flexible and supportive capital partner to investee companies. For more information, visit http://www.thelindpartners.com.

Forward Looking Statements: This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts:

Media

Lori Page

Vice President, Global Marketing

+1 866-972-1549, x247

lori.page@boxlight.com

Investor Relations

Michael Pope

President

+1 360-464-4478

investor.relations@boxlight.com

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